Exhibit 4.27

Deed Poll
Asbestos Injuries Compensation Fund
Limited (ACN 117 363 461)
Asbestos Injuries Compensation Fund

Baker& McKenzie Solicitors Level 27, AMP Centre 50 Bridge Street SYDNEY NSW 2000 Tel: (02) 9225-0200 Email: justin.gross@bakernet.com Ref: 702411-v2\AUSJGZ

Contents

Clause
Number	Heading	Page

1	Definitions and Interpretation	1

2	Amendments to Trust Deed	1

3	Effective date of this Deed	2

4	Governing Law	2

5	No Resettlement	2

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Date	11th June 2008

Deed Poll by	Asbestos Injuries Compensation Fund Limited (ACN 117 363 461) a company limited by guarantee having its registered address at Suite 1, Level 7, 233 Castlereagh Street, Sydney NSW 2000 as trustee of the Compensation Funds (Trustee).
Recitals
A	The Compensation Funds are evidenced by the Asbestos Injuries Compensation Fund Amended and Restated Trust Deed dated 14 December 2006 (Trust Deed).

B	Clause 11(a) of the Trust Deed provides that the Trustee may amend the Trust Deed by deed poll.

C	The Trustee wishes to amend the Trust Deed in the manner set out in this Deed. The Trustee has obtained the consent of the NSW Government and James Hardie Industries N.V. in relation to the proposed amendments.
Operative provisions
1	Definitions and Interpretation
Definitions
1.1	Unless the subject or context otherwise requires, all words and expressions defined in the Trust Deed have the same meaning in this Deed.
Interpretation
1.2	Unless the subject or context otherwise requires, the provisions of the Trust Deed apply with the necessary changes to this Deed.
2	Amendments to Trust Deed

2.1	The Trust Deed is amended by deleting clause 12.4(b) of the Trust Deed, and replacing it with the following:

“Without limiting or affecting the Trustee’s obligations under clause 4.9 or clause 5.3(g), the Trustee must prepare a set of financial statements for each of the Charitable Fund, the Discretionary Fund and, for so long as all or a majority of the shares in the Liable Entities are owned or controlled by the Trustee, the Liable Entities, which are appropriate to enable each entity to comply with the income tax law applying to it and which enable the Trustee to comply with the provisions of this Deed and the Final Funding Agreement.”

3	Effective date of this Deed

3.1	This Deed will be effective from the date of execution.

4	Governing Law

4.1	This Deed is governed by the laws of New South Wales.

5	No Resettlement

5.1	The Trustee declares that it is not, by this Deed:
(a)	resettling or redeclaring the Compensation Funds; or

(b)	causing the transfer, vesting or accruing of property in any person.

Execution
Executed and delivered as a deed poll

Signed sealed and delivered

for Asbestos Injuries Compensation Fund Limited
by a director and secretary/director:

/s/ Peter W. Baker Signature of director	/s/ Joanne Marchione Signature of director

Peter W. Baker	Joanne Marchione

Name of director (please print)	Name of director/secretary (please print)

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